Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

HF SINCLAIR CORPORATION,

NAVAJO PIPELINE CO., L.P.,

HOLLY APPLE HOLDINGS LLC,

HOLLY LOGISTIC SERVICES, L.L.C.,

HEP LOGISTICS HOLDINGS, L.P.

and

HOLLY ENERGY PARTNERS, L.P.

August 15, 2023

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 15, 2023 (together with all schedules hereto, this “Agreement”), is entered into by and among HF Sinclair Corporation, a Delaware corporation (“Parent”), Navajo Pipeline Co., L.P., a Delaware limited partnership and an indirect wholly owned Subsidiary of Parent (“HoldCo”), Holly Apple Holdings LLC, a Delaware limited liability company and a wholly owned Subsidiary of HoldCo (“Merger Sub”), Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), HEP Logistics Holdings, L.P., a Delaware limited partnership and the general partner of the Partnership (“HLH”), and Holly Logistic Services, L.L.C., a Delaware limited liability company and the general partner of HLH (the “General Partner”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, each of Parent, HoldCo and the Partnership wishes to effect a strategic business combination by means of a merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger;

WHEREAS, the conflicts committee (the “Partnership Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger (the foregoing constituting “Special Approval” for all purposes of the Partnership Agreement, including Section 7.9(a) thereof) on the terms and subject to the conditions set forth in this Agreement, (c) recommended to the GP Board the approval by the GP Board of this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and (d) resolved, and recommended that the GP Board resolve, to (i) direct that this Agreement and the Merger be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (ii) recommend approval of this Agreement and the Merger by the Limited Partners at a special meeting of the Limited Partners (including any postponement, adjournments or recesses thereof, the “Partnership Special Meeting”);

WHEREAS, following receipt of the recommendation of the Partnership Conflicts Committee, at a meeting duly called and held, the GP Board (acting, in part, based upon the recommendation of the Partnership Conflicts Committee), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement and the Merger be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (d) resolved to recommend approval of this Agreement and the Merger by the Limited Partners at the Partnership Special Meeting;

WHEREAS, the conflicts committee (the “Parent Conflicts Committee”) of the Board of Directors of Parent (the “Parent Board”), by unanimous vote, has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the issuance of Parent Shares as part of the Merger Consideration (the “Parent Stock Issuance”), are in the best interests of Parent and the Parent Stockholders, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, (c) recommended to the Parent Board the approval by the Parent Board of this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, and (d) resolved, and recommended that the Parent Board resolve, to (i) direct that the Parent Stock Issuance be submitted to a vote of the Parent Stockholders for approval at a special meeting of the Parent Stockholders, and (ii) recommend approval of the Parent Stock Issuance by the Parent Stockholders at a special meeting of the Parent Stockholders (the “Parent Special Meeting”);

WHEREAS, following receipt of the recommendation of the Parent Conflicts Committee, at a meeting duly called and held, the Parent Board (acting, in part, based upon the recommendation of the Parent Conflicts Committee), by unanimous vote, has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, are in the best interests of Parent and the Parent Stockholders, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the Parent Stock Issuance be submitted to a vote of the Parent Stockholders for approval at the Parent Special Meeting and (d) resolved to recommend approval of the Parent Stock Issuance by the Parent Stockholders at the Parent Special Meeting;

WHEREAS, pursuant to the General Partner Company Agreement, HoldCo, the sole member of the General Partner (in such capacity, the “Sole Member”), has delivered to the GP Board its consent (the “Sole Member Consent”), in the Sole Member’s capacity as the sole member of the General Partner, pursuant to which the Sole Member has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Sole Member and the General Partner, and (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, pursuant to the First Amended and Restated Agreement of Limited Partnership of HLH, the General Partner, in its capacity as the general partner of HLH, has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of HLH and its limited partner and declared it advisable for HLH to enter into this Agreement, and (b) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement;

WHEREAS, Navajo Pipeline GP, L.L.C., a Delaware limited liability company and the general partner of HoldCo (the “HoldCo GP”), has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of HoldCo and its limited partner and declared it advisable for HoldCo to enter into this Agreement and (b) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement; and

WHEREAS, of the board of managers of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of Merger Sub and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger and (b) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purpose of this Agreement, no Group Member, on the one hand, or Parent or any of Parent’s Subsidiaries (including the General Partner, HLH, HoldCo and Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other; provided, further, however, that REH shall not be considered an Affiliate of Parent or the Partnership.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 4.8(b).

“Balance Sheet Date” means June 30, 2023.

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

“Book-Entry Units” has the meaning set forth in Section 3.2.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which the SEC or banks in Dallas, Texas are authorized or required by applicable Laws to be closed.

“Cash Consideration” has the meaning set forth in Section 3.1(a).

“Cause” means, with respect to a director or officer of the General Partner, the commission of an act of actual fraud or willful or wanton misconduct in his or her capacity as a director or officer of the General Partner.

“Certificate” has the meaning set forth in Section 3.2.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Continuing Employees” has the meaning set forth in Section 6.17.

“Continuing Management Employees” has the meaning set forth in Section 6.17.

“Contract” has the meaning set forth in Section 4.3(b).

“DGCL” has the meaning set forth in Section 5.3(a).

“Director LTIP Award” has the meaning set forth in Section 3.6(a).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DOJ” has the meaning set forth in Section 6.3(b).

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), occupational health and workplace safety (to the extent related to exposure to Hazardous Substances) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“Equity Award Exchange Ratio” means (i) 0.315 plus (ii) the quotient (rounded to the nearest thousandth) obtained by dividing (A) $4.00 by (B) the closing sales price of Parent Common Stock reported on the last trading day prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 4.4.

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“FCPA” has the meaning set forth in Section 4.8(b).

“FERC” has the meaning set forth in Section 4.14(b).

“FTC” has the meaning set forth in Section 6.3(b).

“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Company Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of July 13, 2004, as amended by that certain Amendment No. 1 to the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of April 27, 2011, and as may be further amended, modified or supplemented from time to time.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“Group Member” means a member of the Partnership Group.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law that is otherwise regulated or for which liability or standards of care may be imposed under Environmental Laws, including without limitation petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, coal refuse, coal by-products, coal ash, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, polychlorinated biphenyls or per- and polyfluoroalkyl substances.

“HFC” means HollyFrontier Corporation, a Delaware corporation.

“HLH” has the meaning set forth in the Preamble.

“HoldCo” has the meaning set forth in the Preamble.

“HoldCo GP” has the meaning set forth in the Recitals.

“HSR Act” has the meaning set forth in Section 4.4.

“ICA” has the meaning set forth in Section 4.14(a).

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Parent, HoldCo, the Partnership, the General Partner or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise (whether or not such other entity or enterprise is affiliated with Parent or the Partnership, as applicable) serving at the request of or on behalf of Parent, HoldCo, the Partnership, the General Partner or any of their respective Subsidiaries, as applicable, and together with such Person’s heirs, executors or administrators.

“Joint Proxy Statement” has the meaning set forth in Section 4.4.

“Knowledge” or any similar phrase means (a) with respect to the Partnership or the General Partner, the actual knowledge after reasonable inquiry of the officers of the General Partner having a title of senior vice president or higher and (b) with respect to the Parent Parties, the actual knowledge after reasonable inquiry of the officers of Parent having a title of senior vice president or higher.

“Laws” or “Law” has the meaning set forth in Section 4.8(a).

“Liens” has the meaning set forth in Section 4.1(c).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect” means, when used with respect to a Person, any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, (x) has a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated by this Agreement, including the Merger and, with respect to Parent, the Parent Stock Issuance, on or before the Outside Date; provided, however, that, with respect to clause (x) only, any of the following and any adverse changes, conditions, circumstances, effects, events, developments, states of facts or occurrences arising out of or resulting from or attributable to any of the following shall be disregarded in determining whether a Material Adverse Effect has occurred: (i) changes, conditions, circumstances, effects, events, developments, states of facts or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Section 7.2(a) and Section 7.3(a) with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by this Agreement; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such Person or the credit rating of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism (including domestic terrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, pandemics (including the COVID-19 pandemic, any mutation or variation of the virus underlying the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events not set forth in clause (v); (v) cyberterrorism, hacking, ransomware or any other electronic attack or sabotage; (vi) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vii) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; (viii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas or other carbon-based sources of energy or power; (ix) any failure of a Person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (x) with respect to the Partnership, the General Partner and their respective Subsidiaries, any changes, conditions, circumstances, effects, events, developments, states of facts or occurrences which resulted from any action or inaction which Parent or any of its Affiliates expressly requested of the Partnership, the General Partner or any of their respective Subsidiaries, regardless of whether such action or inaction is permitted or required by the terms of this Agreement; provided, however, that changes, conditions, circumstances, effects, events, developments, state of facts or occurrences referred to in clauses (i), (iv), (v), (vi) and (viii) above shall be considered for purposes of determining whether there has been a Material Adverse Effect if and to the extent such changes, conditions, circumstances, effects, events, developments, states of facts or occurrences have had a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“Maximum Amount” has the meaning set forth in Section 6.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“NGA” has the meaning set forth in Section 4.14(a).

“NGPA” has the meaning set forth in Section 4.14(a).

“NYSE” means the New York Stock Exchange.

“NYSE Listing Application” has the meaning set forth in Section 6.9(a).

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, partnership agreement, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than any Group Member, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Parent and its Subsidiaries (including securities of its Subsidiaries) equal to 25% or more of the assets (based on fair market value) of Parent and its Subsidiaries, taken as whole, or to which 25% or more of the revenues or earnings (for the twelve-month period ending on the last day of Parent’s most recently completed fiscal quarter) of Parent and its Subsidiaries, taken as a whole, are attributable, or (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) under the Exchange Act) of 25% or more of the equity securities (by voting power) of Parent. For purposes of this definition, the assets and revenues of Parent and its Subsidiaries shall include the assets, revenues and earnings of the Partnership Group.

“Parent Adverse Recommendation Change” has the meaning set forth in Section 6.1(h).

“Parent Benefit Plan” means any Benefit Plan maintained, sponsored or administered by Parent or any of its Subsidiaries (excluding the General Partner, the Partnership or any of their respective Subsidiaries) for the benefit of their respective current or former employees, independent contractors or directors (and their respective beneficiaries), other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Partnership Benefit Plan is a Parent Benefit Plan.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in the Section 6.1(c).

“Parent Bylaws” means the Second Amended and Restated Bylaws of Parent, effective as of February 15, 2023, as may be amended, modified or supplemented from time to time.

“Parent Cash Award” has the meaning set forth in Section 3.6(c).

“Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent, dated March 14, 2022, as may be amended, modified or supplemented from time to time.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Conflicts Committee” has the meaning set forth in the Recitals.

“Parent Designated Proposal” means a bona fide written Parent Acquisition Proposal obtained after the date of this Agreement, which is on terms and conditions which the Parent Board determines in good faith to be more favorable to Parent Stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by the Partnership and the General Partner in writing; provided that, for purposes of this definition of “Parent Designated Proposal,” references in the term “Parent Acquisition Proposal” to “25%” shall be deemed to be references to “50%”.

“Parent Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article V.

“Parent Equity Plans” means the HF Sinclair Corporation Amended and Restated 2020 Long Term Incentive Plan (f/k/a the HollyFrontier Corporation 2020 Long Term Incentive Plan), the HF Sinclair Corporation 2020 Long-Term Incentive Sub-Plan for UK Employees (f/k/a the HollyFrontier Corporation 2020 Long-Term Incentive Plan Sub-Plan for UK Employees), any HF Sinclair Corporation Change in Control Agreements, the HF Sinclair Corporation Executive Nonqualified Deferred Compensation Plan (f/k/a the HollyFrontier Corporation Executive Nonqualified Deferred Compensation Plan), the HF Sinclair Corporation Director’s Stock Compensation Deferral Plan (f/k/a the HollyFrontier Corporation Director’s Stock Compensation Deferral Plan), and the HF Sinclair Corporation Severance Pay Plan and Summary Plan Description and any Participation Agreement thereunder, including any amendment and/or amendment and restatement to any of the foregoing, and any other plans or arrangements of Parent or its Subsidiaries providing for or governing the grant, exercise or settlement of awards of Parent Common Stock or cash settlement of awards valued, in whole or in part, by reference to Parent Common Stock, or otherwise relating thereto.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(c).

“Parent Intervening Event” means any change, condition, circumstance, effect, event, development, state of facts or occurrence that (i) is neither known by, nor reasonably foreseeable by, the Parent Board or the Parent Conflicts Committee as of the date of this Agreement and (ii) does not relate to any Parent Acquisition Proposal or any inquiry or communications relating thereto, or any matter relating thereto or consequence thereof; provided that none of the foregoing shall constitute a Parent Intervening Event or be taken into account for purposes of determining whether a Parent Intervening Event has occurred: (A) any changes in (i) the market price or trading volume of the equity securities of Parent or the Partnership (and the associated costs of capital) or (ii) the credit rating of Parent or the Partnership or its respective indebtedness (it being understood, in each case of (A)(i) and (ii), that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of Parent Intervening Event may be taken into account), or (B) any change, condition, circumstance, effect, event, development, state of facts or occurrence resulting from any action taken or omitted by Parent or the Partnership that is required to be taken or omitted by Parent or the Partnership pursuant to this Agreement.

“Parent Material Adverse Effect” has the meaning set forth in Section 5.1(a).

“Parent Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by Parent as an exhibit under Item 601(b)(10) of Regulation S-K.

“Parent Notice Period” has the meaning set forth in Section 6.1(i)(i).

“Parent Organizational Documents” means, collectively, the Parent Bylaws and Parent Charter.

“Parent Party” means Parent, Merger Sub and HoldCo, individually, and “Parent Parties” means all of the foregoing, collectively.

“Parent Preferred Stock” means the preferred stock, par value $1.00 per share, of Parent.

“Parent RSUs” has the meaning set forth in Section 3.6(a).

“Parent SEC Documents” has the meaning set forth in Section 5.5(a).

“Parent Shares” means shares of Parent Common Stock.

“Parent Special Meeting” has the meaning set forth in the Recitals.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stockholder Approval” has the meaning set forth in Section 5.3(c).

“Parent Stockholders” means the holders of the outstanding Parent Shares as of (i) the date hereof, or (ii) the record date fixed by the Parent Board for determining the holders of outstanding Parent Shares entitled to notice of, and to vote at, the Parent Special Meeting, as the context requires.

“Parent Termination Fee” has the meaning set forth in Section 8.3(b).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.1(f).

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 31, 2017, as may be further amended, modified or supplemented from time to time.

“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored or administered by the General Partner, the Partnership or any of their respective Subsidiaries for the benefit of the Partnership Service Providers, other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Parent Benefit Plan is a Partnership Benefit Plan.

“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).

“Partnership Cash Awards” means any Partnership LTIP Award that is designed solely as a cash-based and cash-settled award granted under a Partnership Long-Term Incentive Plan.

“Partnership Conflicts Committee” has the meaning set forth in the Recitals.

“Partnership Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.15.

“Partnership Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(d).

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Leased Real Property” has the meaning set forth in Section 4.13(a).

“Partnership Long-Term Incentive Plans” means the Holly Energy Partners, L.P. Long-Term Incentive Plan, as amended, and any other plans or arrangements of the Partnership or the General Partner providing for the grant of awards of Common Units or cash settled awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto, including any amendment and/or amendment and restatement to any of the foregoing.

“Partnership LTIP Awards” means any awards issued under a Partnership Long-Term Incentive Plan.

“Partnership LTIP Reserve” has the meaning set forth in Section 3.6(e).

“Partnership Material Adverse Effect” has the meaning set forth in Section 4.1(a).

“Partnership Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by the Partnership as an exhibit under Item 601(b)(10) of Regulation S-K.

“Partnership Notice Period” has the meaning set forth in Section 6.1(g)(i).

“Partnership Owned Real Property” has the meaning set forth in Section 4.13(a).

“Partnership Performance LTIP Award” means any Partnership LTIP Award that is conditioned upon the satisfaction or attainment of a performance or incentive goal in order to become vested and is designed to be settled in the form of equity.

“Partnership Permits” means all Permits necessary for the Partnership Group to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, including all such Permits relating to the transportation of crude oil, petroleum products or water.

“Partnership Permitted Lien” means (i) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent (or which may be paid without interest or penalties), being contested in good faith or for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (D) not created by the Partnership or its Subsidiaries that affects the underlying fee interest of a Partnership Leased Real Property, (E) that is disclosed on the most recent consolidated balance sheet of the Partnership included in the Partnership SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (F) arising under or pursuant to the Partnership Organizational Documents or the organizational documents of any Subsidiary of the Partnership, (G) resulting from any facts or circumstances relating to Partnership or its Affiliates, (H) arising under or pursuant to the Partnership Revolving Credit Facility, (I) that does not materially impair the continued use of a Partnership Owned Real Property or a Partnership Leased Real Property as currently operated or the assets of the Partnership Group, taken as a whole, (J) that is disclosed by a current commitment for a standard coverage policy of title insurance covering any Partnership Owned Real Property (each such commitment, a “Title Commitment”), or (K) caused or created by a Parent Party or that any Parent Party has actual knowledge of; (ii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (iii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Partnership or any of its Subsidiaries otherwise has access, between the parties thereto, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) any right, interest, Lien, or title of a lessor or sublessor under any Partnership Real Property Leases, or (vi) any conflicts in boundary lines, shortages in area, encroachments and any other state of facts shown on any accurate survey prepared by a licensed surveyor and made available to a Parent Party.

“Partnership Real Property Leases” has the meaning set forth in Section 4.13(a).

“Partnership Revolving Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of July 26, 2017, by and among the Partnership, as borrower, the guarantors party thereto, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, as amended, modified or supplemented from time to time.

“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).

“Partnership Service LTIP Award” means any Partnership LTIP Award that is conditioned solely upon the satisfaction of a service-based or time-based condition in order to become vested and is designed to be settled in the form of equity.

“Partnership Service Providers” means all of the employees, individual consultants and individual independent contractors that perform services for or on behalf of the Partnership Group or any Group Member.

“Partnership Special Meeting” has the meaning set forth in the Recitals.

“Partnership Termination Fee” has the meaning set forth in Section 8.3(a).

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, HoldCo, the General Partner, HLH and their respective Affiliates. For the avoidance of doubt, REH shall be considered a Partnership Unaffiliated Unitholder for purposes of this Agreement.

“Partnership Unitholder Approval” has the meaning set forth in Section 7.1(a).

“Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity, or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Public Common Unit” has the meaning set forth in Section 3.1(a).

“PUHCA” has the meaning set forth in Section 4.14(a).

“Registration Statement” has the meaning set forth in Section 4.10.

“REH” means REH Company (f/k/a The Sinclair Companies), a Wyoming corporation.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Representatives” has the meaning set forth in Section 4.18.

“Restraints” has the meaning set forth in Section 7.1(c).

“Rights” means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest in such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.

“Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments that create an interest in real property, and other similar real estate interests.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“Schedule 13E-3” means a Schedule 13E-3 transaction statement under Section 13(e) of the Exchange Act and Rule 13e-3 thereunder, relating to the transactions contemplated by this Agreement, as amended or supplemented.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.1(c).

“Service Period” has the meaning set forth in Section 3.6(e).

“Sole Member” has the meaning set forth in the Recitals.

“Sole Member Consent” has the meaning set forth in the Recitals.

“Special General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Stock Consideration” has the meaning set forth in Section 3.1(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests or more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof or (c) any other Person (other than a corporation or partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority of the ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that, except where otherwise expressly provided, for the purpose of this Agreement, no Group Member shall be considered a Subsidiary of Parent or any of Parent’s Subsidiaries (including HoldCo, Merger Sub, HLH or the General Partner).

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Laws” has the meaning set forth in Section 4.3(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Terminated Partnership Plans” has the meaning set forth in Section 6.17.

“Title Commitment” has the meaning set forth in the definition of Partnership Permitted Lien.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Willful Breach” has the meaning set forth in Section 8.2.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(g) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(j) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(k) each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(l) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(m) any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(n) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(o) unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation or other Law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten as of the date hereof;

(p) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(q) all references to days mean calendar days unless otherwise provided; and

(r) except as otherwise noted, all references to time mean Dallas, Texas time.

ARTICLE II

THE MERGER

Section 2.1 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall occur remotely via electronic exchange of documentation and consideration required to be delivered at Closing, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and at such later date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. At the Effective Time, (a) HoldCo and its wholly owned Subsidiaries that own limited partner interests in the Partnership will each continue as the sole Limited Partners, (b) by virtue of the Merger, HoldCo and certain of its wholly owned Subsidiaries will hold all of the limited partner interests in the Partnership represented by Common Units, (c) HLH shall continue as the sole general partner of the Partnership and (d) the Partnership (as the Surviving Entity) will continue without dissolution for state Law purposes, but for U.S. federal income tax purposes, the Partnership will terminate as a consequence of the Merger.

Section 2.5 Organizational Documents of the Surviving Entity; Directors and Officers of the General Partner.

(a) At the Effective Time, (i) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Laws and (ii) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the partnership agreement of the Surviving Entity, from and after the Effective Time until duly amended in accordance with the terms thereof and applicable Laws, in each case, consistent with the obligations set forth in Section 6.6. The name of the Surviving Entity shall be “Holly Energy Partners, L.P.”

(b) Immediately prior to the Effective Time, the General Partner shall use its reasonable best efforts to deliver to Parent the resignation of each officer of the General Partner and each member of the GP Board, unless directed otherwise by Parent in its sole discretion. Immediately following the Effective Time, unless determined otherwise by Parent in its sole discretion, the Sole Member shall cause the officers of Merger Sub serving immediately prior to the Effective Time to become the officers of the General Partner until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any Parent Party, the Partnership, HLH, the General Partner, any holder of Parent securities or Partnership securities or any other Person:

(a) Conversion of Common Units. Subject to Section 3.1(c), Section 3.3(d) and Section 3.5, each Common Unit (other than any Common Units owned by Parent and its Subsidiaries) issued and outstanding as of immediately prior to the Effective Time (each, a “Public Common Unit”) shall be converted into the right to receive: (i) 0.315 Parent Shares (the “Stock Consideration” and the ratio pursuant to which such Public Common Units shall be converted into Parent Shares, the “Exchange Ratio”), which Parent Shares will be duly authorized, validly issued, fully paid and non-assessable; and (ii) $4.00 in cash, without any interest thereon (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

(b) Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), with 100% of such Common Units of the Surviving Entity being held by HoldCo.

(c) Treatment of Partnership Interests Owned by the Partnership, Parent or their Subsidiaries.

(i) Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership shall be automatically canceled at the Effective Time and shall cease to exist. No consideration will be delivered in exchange for such canceled Partnership Interests.

(ii) Any Partnership Interests that are owned immediately prior to the Effective Time by Parent or any Subsidiary of Parent (including HoldCo and its wholly owned Subsidiaries) (excluding the General Partner Interest (discussed in clause (iii) below) and the Special General Partner Interest (discussed in clause (iv) below)), shall not be canceled, shall not be converted into the Merger Consideration, and shall remain outstanding as Partnership Interests in the Surviving Entity.

(iii) The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall remain, immediately following the Effective Time, outstanding as a general partner interest in the Surviving Entity.

(iv) The Special General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall remain, immediately following the Effective Time, outstanding as a general partner interest in the Surviving Entity.

(d) Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the conversion and cancellation of all Public Common Units in accordance with Section 3.1 and Section 3.2, (ii) the conversion of the limited liability company interests in Merger Sub in accordance with Section 3.1(b), (iii) the cancellation of any Partnership Interests that are owned by the Partnership or any Subsidiary of the Partnership in accordance with Section 3.1(c)(i) and (iv) the continuation of the business of the Partnership without dissolution under the DRULPA.

Section 3.2 Rights as Partnership Unitholders; Common Unit Transfers. All Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) will cease to be Outstanding (as such term is defined in the Partnership Agreement) and will automatically be canceled and will cease to exist when converted into the right to receive the Merger Consideration as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units (a “Certificate”) and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time (“Book-Entry Units”) will cease to have any rights with respect thereto or thereunder, except the right to receive (a) the Merger Consideration, (b) any dividend in accordance with Section 3.3(c) to be paid, without interest, upon surrender of such

Certificate or Book-Entry Units in accordance with Section 3.3, (c) any cash in lieu of fractional Parent Shares in accordance with Section 3.3(d), and (d) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time, which will be paid in accordance with the terms of the Partnership Agreement. At the Effective Time, the transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the transfer books of the Partnership with respect to the Public Common Units.

Section 3.3 Exchange of Certificates and Book-Entry Units.

(a) Exchange Agent. Prior to the Effective Time, Parent or HoldCo will appoint an exchange agent reasonably acceptable to the Partnership to act as exchange and payment agent hereunder for the purpose of exchanging Public Common Units for the Merger Consideration as required by this Article III and paying any dividends to which holders of the Public Common Units are entitled pursuant to Section 3.3(c) and any cash in lieu of any fractional shares to which such holders are entitled pursuant to Section 3.3(d)(the “Exchange Agent”). Promptly after the Effective Time, but on the Closing Date, Parent will deposit, or cause to be deposited on behalf of HoldCo, with the Exchange Agent for the benefit of the holders of the applicable Public Common Units, for exchange in accordance with this Article III, through the Exchange Agent, (i) Parent Shares represented in book-entry form to be issued as Stock Consideration, payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.3(g) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article III and (ii) cash sufficient to pay the aggregate amounts of Cash Consideration contemplated under Section 3.1(a). Parent and HoldCo agree to make available, or cause to be made available, to the Exchange Agent, from time to time as needed, cash, property or stock sufficient to pay any dividends pursuant to Section 3.3(c) or cash in lieu of fractional Parent Shares pursuant to Section 3.3(d), in each case, without interest. Any dividends with respect to Parent Shares pursuant to Section 3.3(c), Parent Shares and Cash Consideration for payment of the Merger Consideration deposited with the Exchange Agent and cash in lieu of fractional Parent Shares pursuant to Section 3.3(d) are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent, HoldCo and the Partnership, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.3(b) and Section 3.3(c), the Exchange Fund will not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent and HoldCo will instruct the Exchange Agent to mail to each record holder of Public Common Units as of the Effective Time (i) a letter of transmittal (specifying that in respect of certificated Public Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) and (ii) instructions (in customary form and agreed to by Parent, HoldCo and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Public Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)) together with such letters of transmittal, properly completed and duly executed, and other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Public Common Units immediately prior to the Effective Time will be entitled to receive upon surrender of the Certificates (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)) or Book-Entry Units therefor (subject to any applicable withholding Tax) (A) Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to this Article III (after taking into account all Public Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash or any other property or stock that such holder has the right to receive pursuant to Section 3.1(a), Section 3.2, Section 3.3(c) and Section 3.3(d). No interest will be paid or accrued on any amounts payable pursuant to this Article III, including on any Cash Consideration, dividends payable pursuant to Section 3.3(c) or cash in lieu of fractional Parent Shares pursuant to Section 3.3(d). In the event of a transfer of ownership of Public Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration payable in respect of such Public Common Units may be paid to a transferee if the Certificate representing such Public Common Units (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)) or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Public Common Units, is accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Public Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until all such required documentation has been delivered and Certificates, if any, have been surrendered as contemplated by this Section 3.3(b) (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)), each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such delivery and surrender, any cash or dividends to which such holder is entitled pursuant to Section 3.3(c) or Section 3.3(d) and any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and remain unpaid at the Effective Time.

(c) Dividends with Respect to Unexchanged Public Common Units. No dividends with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Laws, there shall be paid, without interest, to the record holder of the Parent Shares issued in exchange therefor (i) at the time of such surrender, all dividends payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(d) No Fractional Parent Shares. No certificates or scrip for Parent Shares representing fractional Parent Shares or book-entry credit of the same will be issued upon the surrender of Public Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote, receive dividends or to have any other rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Parent Share, all fractions of Parent Shares to which a holder of Public Common Units converted into the right to receive the Merger Consideration in the Merger would otherwise have been entitled shall be aggregated. Any holder of Public Common Units otherwise entitled to receive a fractional Parent Share but for this Section 3.3(d) shall be entitled to receive a cash payment, without interest, rounded to the nearest cent, equal to the product of (i) the aggregated amount of the fractional interest in Parent Shares to which such holder would, but for this Section 3.3(d), be entitled and (ii) an amount equal to the average of the volume weighted average price per Parent Share on the NYSE (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Parent and the General Partner) on each of the ten consecutive trading days ending with the complete trading day immediately prior to the Closing Date.

(e) No Further Rights in Public Common Units. The Merger Consideration issued upon conversion of a Public Common Unit in accordance with the terms hereof will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Public Common Unit (other than any cash or dividends to which such holder is entitled pursuant to Section 3.3(c) or Section 3.3(d) and any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Public Common Units on the one year anniversary of the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Public Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration payable in respect of such Public Common Units, any cash in lieu of fractional Parent Shares or any dividends with respect to Parent Shares to which they are entitled pursuant to Section 3.1 or Section 3.3(c), respectively, in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Public Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent. Without limitation of the foregoing, after the date that is the one year anniversary of the Effective Time, any amounts remaining unclaimed by holders of Public Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto hereunder or under abandoned property, escheat or similar Laws. Notwithstanding anything in this Agreement to the contrary, none of the Parent Parties, the Partnership, Merger Sub, the Surviving Entity, the General Partner, the Exchange Agent, or any other Person shall be liable to any former holder of Public Common Units for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate and affidavit the Merger Consideration payable in respect of Public Common Units represented by such Certificate as contemplated by this Article III and pay any dividends pursuant to Section 3.3(c) and any cash payable in lieu of fractional Parent Shares pursuant to Section 3.3(d).

(h) Withholding Taxes. Each of the Parent Parties, the Surviving Entity and the Exchange Agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to this Agreement to any Person such amounts as the Parent Parties, the Surviving Entity or the Exchange Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case the Parent Parties, the Surviving Entity or the Exchange Agent, as applicable, shall be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate Governmental Authority, such amounts (including securities) will be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of whom such deduction and withholding was made.

(i) Book-Entry Shares. All Parent Shares to be issued in the Merger will be issued in book-entry form, without physical certificates.

(j) Investment of Exchange Fund. Parent may cause the Exchange Agent to invest the cash in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that (i) such funds shall only be invested in obligations of or guaranteed by the United States of America, obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or certificates of deposit, money market accounts, time deposits, overnight bank deposits, interest bearing deposit accounts, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available) or having a debt rating of at least A-3 or A- or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, and (ii) no such investment or loss thereon shall affect the amounts payable or timing of the amounts payable to the holders of Public Common Units pursuant to the other provisions of this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.4 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5 Anti-Dilution Provisions. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or Parent Shares shall have been changed into a different number of units or shares or a different class or series by reason of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of Common Units or Parent Shares, as applicable, then the Merger Consideration, the Exchange Ratio, the Equity Award Exchange Ratio and any other similar dependent item, as applicable, will be correspondingly adjusted to provide to the holders of Public Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

Section 3.6 Treatment of Awards. Prior to the Effective Time, Parent, the General Partner and the Partnership shall take all action as may be necessary or required in accordance with applicable Law and each Partnership Long-Term Incentive Plan and Parent Equity Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.6.

(a) Partnership Service LTIP Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership Service LTIP Award that is outstanding immediately prior to the Effective Time shall receive the following treatment:

(i) All Partnership Service LTIP Awards (other than the Director LTIP Awards) shall cease to relate to or represent any right to receive Common Units or the cash equivalent of a Common Unit, if applicable, and shall be converted at the Effective Time, into an award of restricted stock units relating to a number of shares of Parent Common Stock (“Parent RSUs”) equal to (A) the number of Common Units subject to or referenced within the corresponding Partnership LTIP Award as of immediately prior to the Effective Time, multiplied by (B) the Equity Award Exchange Ratio, rounded up to the nearest whole share, on substantially the same terms and conditions as were applicable to the corresponding Partnership LTIP Award, including any applicable payment timing provisions, the form of settlement (i.e., cash or equity-based) and dividend or distribution equivalent rights, as applicable, except as adjusted by this Agreement.

(ii) Each Partnership LTIP Award held by a non-employee director whose service to the Partnership or its Affiliates will terminate upon the consummation of the Merger (each a “Director LTIP Award”) that was granted prior to the date hereof shall become fully vested and each Director LTIP Award that is granted on or after the date hereof shall vest on a pro-rata basis based on whole or partial months of service from the grant date through the Closing Date with the remaining portion forfeited for no consideration, in each case immediately prior to the Effective Time. At the Effective Time, such vested Director LTIP Awards shall be automatically converted into the right to receive, with respect to each Common Unit subject thereto, (i) the Merger Consideration, plus (ii) any accrued but unpaid amounts in relation to distribution equivalent rights, in accordance with the applicable payment timing provisions set forth in the award agreement evidencing such Director LTIP Award (and, if such right is payable in the form of the Merger Consideration, then such right shall include dividend equivalent rights relating to dividends declared with respect to Parent Common Stock during the period beginning at the Effective Time and ending on the date of settlement of such Director LTIP Award). The conversion of a Director LTIP Award as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Director LTIP Award other than, from and after the Effective Time, the right to receive the Merger Consideration, plus any accrued but unpaid amounts in relation to distribution equivalent rights (and dividend equivalent rights as described in such clause if the Director LTIP Award is payable in the form of the Merger Consideration) in respect of each Common Unit subject to such converted Director LTIP Award.

(b) Partnership Performance LTIP Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership Performance LTIP Award that is outstanding immediately prior to the Effective Time shall receive the following treatment:

(i) All Partnership Performance LTIP Awards that were granted during the 2020 calendar year shall cease to relate to or represent any right to receive Common Units and shall (A) become vested based on actual achievement of the performance criteria applicable to such Partnership Performance LTIP Awards measured for the performance period that ends on September 30, 2023, and (B) shall be automatically converted into the right to receive, with respect to each Common Unit subject to the vested Partnership Performance LTIP Award, (i) the Merger Consideration, plus (ii) any accrued but unpaid amounts in relation to distribution equivalent rights, in accordance with the applicable payment timing provisions set forth in the award agreement evidencing such vested Partnership Performance LTIP Awards (and, if such right is payable in the form of the Merger Consideration, then such right shall include dividend equivalent rights relating to dividends declared with respect to Parent Common Stock during the period beginning at the Effective Time and ending on the date of settlement of such vested Partnership Performance LTIP Awards).

(ii) All Partnership Performance LTIP Awards that were granted during the 2021, 2022 and 2023 calendar years shall cease to relate to or represent any right to receive Common Units and shall be converted into a number of Parent RSUs equal to (A) the target number of units subject to the Partnership Performance LTIP Awards, multiplied by (B) the Equity Award Exchange Ratio, effective as of the Effective Time. Effective as of the Effective Time, the Parent RSUs shall require that the applicable grantee remain employed through the end of the original service period assigned to the corresponding converted Partnership Performance LTIP Award in order to vest in the number of shares of Parent Common Stock subject to such Parent RSUs and shall otherwise continue to be governed by substantially the same terms and conditions that were applicable to the corresponding Partnership Performance LTIP Awards immediately prior to the Effective Time, including any applicable payment timing provisions, the form of settlement (i.e., equity-based) and dividend or distribution equivalent rights but excluding any performance-based vesting condition. The Partnership shall provide Parent with the number of shares of Parent Common Stock that will be subject to the Parent RSUs under this Section 3.6(b)(ii) at least five Business Days prior to the Effective Time.

(c) Partnership Cash Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership Cash Award that is outstanding immediately prior to the Effective Time shall be automatically assumed by the Parent on substantially the same terms and conditions as were applicable to the corresponding Partnership Cash Award (as assumed, a “Parent Cash Award”). For purposes of clarity, the amount of the Partnership Cash Award that is outstanding immediately prior to the Effective Time will not be impacted by the Equity Award Exchange Ratio.

(d) From and after the Effective Time, the former holder of any Partnership LTIP Award (other than the Director LTIP Awards and the Partnership Cash Awards) shall only be entitled to receive Parent RSUs in exchange for the previously held Partnership LTIP Awards, which Parent RSUs will include a right to receive payment of any amounts with respect to accrued distribution equivalent right payments as of the Closing in accordance with and subject to substantially the same vesting, forfeiture, payment timing and other provisions as applied under the corresponding converted Partnership LTIP Award.

(e) Notwithstanding anything to the contrary within this Section 3.6 or in an individual award agreement governing a Partnership LTIP Award immediately prior to the Effective Time, if, during the one-year period immediately following the Effective Time, the employment of a Partnership Service Provider that receives a Parent RSU or a Parent Cash Award, as applicable, pursuant to this Section 3.6 is terminated by the Parent without cause or due to such Partnership Service Provider’s resignation for good reason, then a pro-rata portion of the Parent RSUs or the Parent Cash Awards, as applicable, received pursuant to this Section 3.6 shall vest on the applicable termination date, with such pro-rata portion determined by reducing the total number of Parent RSUs by the percentage obtained by multiplying (A) the number of days beginning on the date termination of employment occurs and ending on the last day of the service period set forth in the applicable award agreement governing the corresponding Partnership LTIP Award (the “Service Period”), by (B) the total number of days in the Service Period.

(i) Solely for purposes of this Section 3.6(e):

(1)

The term “cause” shall mean the Partnership Service Provider’s (x) engagement in any act of willful gross negligence or willful misconduct on a matter that is not inconsequential, as reasonably determined by the Partnership in good faith, or (y) conviction of a felony. For purposes hereof, no act or failure to act, on the Partnership Service Provider’s part, shall be deemed “willful” if the Partnership Service Provider reasonably believed such acts or omissions were in the best interests of Parent, the General Partner, HLH or the Partnership; and

(2)

The term “good reason” shall mean, without the express written consent of the Partnership Service Provider, the occurrence of any of the following: (x) the material reduction in the Partnership Service Provider’s authority, duties or responsibilities from those in effect immediately prior to the Effective Time, or a material reduction in the authority, duties or responsibilities of the supervisor to whom Partnership Service Provider is required to report; (y) a material reduction in the Partnership Service Provider’s base compensation in effect immediately before the Effective Time; or (z) the relocation of the Partnership Service Provider to an office or location more than 50 miles from the location at which the Partnership Service Provider normally performed Partnership Service Provider’s services immediately prior to the Effective Time, except for travel reasonably required in the performance of the Partnership Service Provider’s responsibilities. Notwithstanding the foregoing, in the case of the Partnership Service Provider’s allegation of good reason: (A) the Partnership Service Provider shall provide notice to the Partnership of the event alleged to constitute good reason within 90 days of the occurrence of such event, and (B) Parent, the General Partner, HLH, and the Partnership shall each be given the opportunity to remedy the alleged good reason event within 30 days from receipt of notice of such allegation. If the alleged good reason event has not been cured by the end of the 30 day cure period, the Partnership Service Provider’s employment will automatically terminate on the first day immediately following the last day of such cure period.

(f) As of the Effective Time, unless otherwise determined by the Parent Board, Parent shall assume the outstanding unused unit reserve (the “Partnership LTIP Reserve”) under the Partnership Long-Term Incentive Plans for the purpose of making future grants relating to Parent Shares to applicable employees and other service providers of Parent and its Subsidiaries, which Partnership LTIP Reserve shall (i) be adjusted as reasonably determined by the Parent Board or a committee thereof to give effect to the transactions contemplated by this Agreement and (ii) be added to the Parent Equity Plans in such manner as determined by the Parent Board or a committee thereof in accordance with NYSE Listing Rule 303A.08.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2021 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk

Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner, jointly and severally, represent and warrant to the Parent Parties as follows:

Section 4.1 Organization, Standing and Power.

(a) The General Partner, HLH and each Group Member is each a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so incorporated, formed or organized or existing (other than with respect to the Partnership or the General Partner) or in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership Group, taken as a whole (a “Partnership Material Adverse Effect”).

(b) Each of the Group Members is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) All of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Group Member is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such voting or transfer restrictions as set forth in the Organizational Documents of such Group Member and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various states of the United States or any other applicable securities Law) (collectively, “Liens”) other than the Partnership Permitted Liens.

(d) The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership and each of its material Subsidiaries is not in violation of any of their provisions in any material respect.

Section 4.2 Capitalization.

(a) The authorized partnership interests of the Partnership consist of Common Units, the General Partner Interest and the Special General Partner Interest. As of August 10, 2023, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 126,440,201 Common Units, (ii) the General Partner Interest and (iii) the Special General Partner Interest. The Partnership authorized 2,500,000 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plans, of which, as of August 10, 2023, 159,239 Common Units were subject to outstanding Partnership LTIP Awards (assuming target performance of any Partnership Performance LTIP Awards), and 756,529 Common Units are available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plans. HLH is the sole general partner of the Partnership and owns the General Partner Interest and the Special General Partner Interest, in each case, free and clear of all Liens (other than the Partnership Permitted Liens), and the General Partner Interest and Special General Partner Interest have each been duly authorized and validly issued in accordance with the Organizational Documents of the Partnership. All outstanding partnership interests of the Partnership (excluding the General Partner Interest and the Special General Partner Interest) are, and all Common Units issuable pursuant to the Partnership LTIP Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b) As of the date of this Agreement, except as expressly contemplated by this Agreement or the Partnership Agreement or as set forth on Section 4.2(b) of the Partnership Disclosure Schedule, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Group Member to issue, transfer or sell any Partnership Interest or other equity interest of such Group Member or any securities convertible into or exchangeable for Partnership Interests or other equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of any Group Member to repurchase, redeem or otherwise acquire any Partnership Interest or other equity interest of such Group Member or any such securities or agreements listed in clause (ii) of this sentence. From August 10, 2023, through the date of this Agreement, except as set forth in Section 4.2(a) or on Section 4.2(b) of the Partnership

Disclosure Schedule, there have been no partnership interests, limited liability company interests, other equity securities, options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments, or contractual obligations of the types described in the foregoing sentence issued or entered into by or on behalf of the Partnership other than pursuant to the Partnership Long-Term Incentive Plans.

(c) No Group Member has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(d) Other than the Organizational Documents of each Group Member, there are no voting trusts or other agreements or understandings to which such Group Member is a party with respect to the voting or registration of capital stock or other equity interest of such Group Member.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Partnership and the General Partner has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Partnership Unitholder Approval. The execution, delivery and performance by each of the Partnership and the General Partner of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized by the GP Board, approved by each of the Partnership Conflicts Committee, the GP Board (acting on behalf of the General Partner in its capacity as the general partner of HLH and on behalf of HLH in its capacity as the direct general partner of the Partnership) and HoldCo in its capacity as the limited partner of HLH, and consented to by the Sole Member and, other than the Partnership Unitholder Approval, no other entity action on the part of the Partnership, the General Partner or the Sole Member is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The GP Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (collectively, “Takeover Laws”) and any takeover provision of the Partnership Agreement applicable to the Partnership, the General Partner or any of their respective Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.

(b) Neither the execution and delivery of this Agreement by the Partnership or the General Partner nor the consummation by the Partnership and the General Partner of the transactions contemplated by this Agreement, nor compliance by the Partnership and the General Partner with any of the terms or provisions of this Agreement, will (i) assuming the Partnership Unitholder Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Partnership Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.3(e) and (f) and Section 4.4, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and other modifications, referred to in Section 4.3(b) of the Partnership Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 4.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to any Group Member or any of its respective properties or assets or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any Group Member under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit to which any Group Member is a party or by which it or any of its respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of any Group Member, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, payments, accelerations, Liens or rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The approval by the general partner of the Partnership, which was obtained prior to the execution of this Agreement, and approval by the holders of a Unit Majority are the only votes or approvals of the holders of any class or series of Partnership Interests that are necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d) The Partnership Conflicts Committee, by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) recommended to the GP Board the approval by the GP Board of this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (iv) resolved, and recommended that the GP Board resolve, to (1) direct that this Agreement and the Merger be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (2) recommend approval of this Agreement and the Merger by the Limited Partners at the Partnership Special Meeting. Such approval by the Partnership Conflicts Committee described in clause (ii) constituted “Special Approval” (as defined in the Partnership Agreement) for all purposes of the Partnership Agreement (including Section 7.9(a) thereof) of this Agreement and the transactions contemplated by this Agreement, including the Merger.

(e) The GP Board (acting, in part, based upon the recommendation of the Partnership Conflicts Committee), by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) directed that this Agreement and the Merger be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and (iv) resolved to recommend approval of this Agreement and the Merger by the Limited Partners at the Partnership Special Meeting.

(f) Pursuant to the General Partner Company Agreement, the GP Board has obtained the Sole Member Consent, pursuant to which the Sole Member has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Sole Member, the General Partner and HLH and (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger.

(g) Pursuant to the First Amended and Restated Agreement of Limited Partnership of HLH, HoldCo, the General Partner, in its capacity as the general partner of HLH, has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of HLH and its limited partner and declared it advisable for HLH to enter into this Agreement, and (b) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement.

Section 4.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing with the SEC of the Registration Statement and the joint proxy statement/prospectus constituting a part thereof (the “Joint Proxy Statement”), and the Schedule 13E-3, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto, or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

Section 4.5 Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) The Partnership has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by the Partnership with the SEC since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents. To the Knowledge of the Partnership, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 4.5(c) of the Partnership Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) The General Partner has established and maintains internal control over financial reporting and disclosure controls and procedures for the Partnership designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner has disclosed, based on its most recent evaluation, to the Partnership’s auditors and the Partnership Conflicts Committee, in each case to the extent applicable, (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and have identified for the Partnership’s auditors and the Partnership Conflicts Committee any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(e) Since December 31, 2021, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of the General Partner or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, the General Partner has no Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date to the date of this Agreement, except for this Agreement and the transactions contemplated by this Agreement, the Partnership and the other Group Members have carried on and operated their respective businesses in the ordinary course of business in all material respects.

Section 4.7 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of the Partnership, threatened in writing with respect to any Group Member or Proceedings pending or, to the Knowledge of the Partnership, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against any Group Member, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. This Section 4.7 shall not apply to any Proceedings against a Group Member or any of its respective directors or managers to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.8 Compliance With Laws.

(a) Each Group Member is, and since the later of June 30, 2022 and its respective date of incorporation, formation or organization has been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Without limiting the generality of Section 4.8(a), within the last five years, neither the General Partner, any Group Member, nor any of their officers, directors, employees, or, to the knowledge (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) of the Partnership, any consultant, agent, or other third party representing any of the foregoing (in their respective capacities as such), (i) has violated the FCPA or any other U.S. or foreign Laws addressing domestic or foreign corruption, bribery, business ethics, or pay-to-play laws that are applicable to the Partnership or its Subsidiaries (collectively, the “Applicable Anti-Corruption Laws”); (ii) has, to the Knowledge of the Partnership, received written notice by any Governmental Authority of any facts which, if true, would constitute a violation of an Applicable Anti-Corruption Law; and (iii) to the Knowledge of the Partnership, is being (or has been) investigated by any Governmental Authority relating to an alleged, potential, or actual violation of the Applicable Anti-Corruption Laws, except, in each case of the foregoing clauses (i) through (iii), as would not be material to the Partnership Group.

(c) The Partnership or another Group Member holds all Partnership Permits and all such Partnership Permits are in full force and effect, except where the failure to hold such Partnership Permits or the failure of such Partnership Permits to be in full force and effect, would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9 Environmental Matters. Except as, individually or in the aggregate, would not be reasonably likely to have a Partnership Material Adverse Effect: (a) the Partnership Group is, and since the later of December 31, 2021 and any such Group Member’s respective date of incorporation, formation or organization has been, in compliance with applicable Environmental Laws; (b) the Partnership or another Group Member has obtained, and is in compliance with, all Permits required under applicable Environmental Laws, and there are no Proceedings pending or, to the Knowledge of the Partnership, threatened in writing to terminate, cancel or revoke any such Permit; (c) no written notice, demand, request for information, citation, summons, complaint or order has been received by, and no Proceeding is pending or, to the Knowledge of the Partnership, threatened in writing by any Person against any Group Member, in each case with respect to any matters arising under Environmental Laws; (d) there have been no Releases of Hazardous Substances at any property by the Partnership or any Group Member, or, to the Knowledge of the Partnership, any other Person, that require investigation or remediation by the Partnership or any of its Subsidiaries under applicable Environmental Laws, or would otherwise reasonably be expected to give rise to any Group Member incurring any liability, remedial obligation or corrective action requirement under applicable Environmental Laws and (e) no Group Member has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws.

Section 4.10 Information Supplied. Subject to the accuracy of the representations and warranties of the Parent Parties set forth in Section 5.10, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the General Partner specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Joint Proxy Statement will, on the date it is first mailed to the Limited Partners and the Parent Stockholders, and at the time of the Partnership Special Meeting and the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (c) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the Joint Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, neither the General Partner nor the Partnership makes any representation or warranty with respect to information supplied by or on behalf of any Parent Party for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.11 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to any Group Member have been duly and timely filed or caused to be timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by any Group Member that are or have become due have been timely paid in full or caused to be timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of any Group Member that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets other than any Partnership Permitted Lien, (d) there is no claim against any Group Member for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries, (e) each Group Member that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (f) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation and (g) at least 90% of the gross income of the Partnership for each taxable year since its formation through and including the current taxable year has been treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.12 Partnership Benefit Plans; Employee Matters.

(a) Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, no Partnership Benefit Plan is or has been within the past six years a (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the Knowledge of the Partnership, threatened with respect to any Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(c) As of the date hereof, no Group Member employs any employees, and no Group Member has extended any offer of employment to any individual that is outstanding as of the date hereof.

Section 4.13 Real Property.

(a) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect or, to the extent disclosed by a Title Commitment, (i) either the Partnership or another Group Member has good and valid title to each material real property at which material operations of the Partnership or another Group Member are conducted and that are owned by the Partnership or another Group Member, other than Partnership Real Property Leases and Rights-of-Way (such owned real property collectively, the “Partnership Owned Real Property”) and (ii) either the Partnership or another Group Member has a good and valid leasehold interest in any material real property which the Partnership or another Group Member leases or subleases or has the right to use or occupy, in each case, as tenant, pursuant to a material lease, sublease or other use or occupancy agreement and at which material operations of the Partnership or other Group Member are conducted (any such property subject to such lease, sublease or other use or occupancy agreement, the “Partnership Leased Real Property” and such leases, subleases and other use or occupancy agreements are, collectively, the “Partnership Real Property Leases”), in each case, free and clear of all Liens other than any Partnership Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (A) each Partnership Real Property Lease is valid, binding and in full force and effect, as of the date hereof, in accordance with its terms, except as such enforcement may be limited by Enforceability Exceptions and (B) no uncured default of a material nature on the part of the Partnership or, if applicable, other Group Member or, to the Knowledge of the Partnership, the lessor thereunder, exists under any Partnership Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect or which constitute Partnership Permitted Liens, (i) to the Knowledge of the Partnership, there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Partnership Owned Real Property or the Partnership Leased Real Property that adversely affect the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the Partnership or any other Group Member in the operation of its business thereon, (ii) except for such arrangements solely among the Group Members, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Partnership Owned Real Property or any portion thereof or interest therein that adversely affects the existing use of the Partnership Owned Real Property by the Partnership or another Group Member in the operation of its business thereon and (iii) neither the Partnership nor any other Group Member is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Partnership Owned Real Property or Partnership Leased Real Property that adversely affects the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the Partnership or any other Group Member in the operation of its business thereon.

(c) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect or, to the extent disclosed by a Title Commitment or any Partnership Real Property Leases: (i) each of the Partnership and the other Group Members has such Rights-of-Way that are necessary for the Partnership and the other Group Members to use and operate the applicable Partnership Owned Real Property and, to the knowledge of Partnership, the applicable Partnership Leased Real Property, in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Partnership Permitted Liens), and (ii) neither the Partnership nor any other Group Member has received written notice of, and, to the Knowledge of the Partnership, there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Partnership and the other Group Members in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect or, to the extent disclosed by a Title Commitment or any Partnership Real Property Leases, all pipelines operated by the Partnership and the other Group Members have or are otherwise entitled to the benefits of all Rights-of-Way that are necessary for the Partnership and the other Group Members to use and operate such pipelines in the manner that they are currently used and operated, and neither the Partnership nor any other Group Member has received written notice of and, to the Knowledge of the Partnership, there are no gaps (including any gap arising as a result of any breach by the Partnership or any other Group Member of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Partnership and the other Group Members to use and operate such pipelines in the manner that they are currently used and operated.

Section 4.14 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, there are no Proceedings pending, or to the Knowledge of the Partnership, threatened in writing, alleging that the Partnership or any other Group Member is in violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 (“PUHCA”), or the rules and regulations promulgated thereunder, or the laws, rules and regulations of any state public utility commission or similar state agency or department in a state within which the Partnership or any other Group Member operates, as the case may be.

(b) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all filings (other than immaterial filings) required to be made by the Partnership or any other Group Member during the three years preceding the date hereof, with the (i) Federal Energy Regulatory Commission (“FERC”) under the NGA, the NGPA, the ICA, PUHCA, or the rules and regulations promulgated thereunder, (ii) the Department of Energy or (iii) any state public utility commission or similar state agency or department in a state within which the Partnership or any of its Subsidiaries operates, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and tariffs and related documents, and, to the Knowledge of the Partnership, all such filings, as of their respective dates, and, as amended or supplemented, were in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 4.15 Opinion of Financial Advisor. The Partnership Conflicts Committee has received the opinion of Intrepid Partners, LLC (the “Partnership Conflicts Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Section 4.16 Brokers and Other Advisors. Except for the Partnership Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of any Group Member or the Partnership Conflicts Committee. The Partnership has made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Partnership Conflicts Committee Financial Advisor, which letter describes all fees payable to the Partnership Conflicts Committee Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Conflicts Committee Financial Advisor, entered into in connection with the transactions contemplated by this Agreement.

Section 4.17 Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.18 No Other Representations or Warranties. The General Partner and the Partnership acknowledge and agree that, except for the representations and warranties set forth in Article V, no Parent Party nor any other Person makes or has made, and the General Partner and the Partnership disclaim reliance upon, any express or implied representation or warranty with respect to the Parent Parties or with respect to any other information provided to the General Partner or the Partnership or their Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including as to the accuracy or completeness thereof). Each of the General Partner and the Partnership acknowledges and agrees that, without limiting the generality of the foregoing, no Parent Party nor any other Person will have or be subject to any liability or other obligation to the General Partner or the Partnership or any other Person resulting from the distribution to the General Partner or the Partnership (including their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”)), or the General Partner’s or the Partnership’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the General Partner or the Partnership in expectation of or in connection with the Merger, unless any such information is the subject of an express representation or warranty set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

THE PARENT PARTIES

Except as disclosed in (a) the Parent SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2021, and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), the Parent Parties, jointly and severally, represent and warrant to the Partnership and the General Partner as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of the Parent Parties is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so incorporated, formed or organized or existing (other than with respect to Parent or Merger Sub) or in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b) Each of the Parent Parties is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent has made available (through the Parent SEC Documents) to the Partnership correct and complete copies of its Organizational Documents, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect, and Parent is not in violation of any of their provisions in any material respect.

Section 5.2 Capitalization.

(a) The authorized capital stock of Parent consist of (i) 320,000,000 Parent Shares and (ii) 5,000,000 shares of Parent Preferred Stock. As of August 10, 2023, there were (i) 184,113,437 Parent Shares issued and outstanding (excluding, for the avoidance of doubt, any Parent Shares held in treasury), (ii) 39,118,109 Parent Shares held in treasury and (iii) no shares of Parent Preferred Stock issued and outstanding or held in treasury. As of August 10, 2023, there were stock-settled equity-based awards outstanding with respect to 2,292,058 Parent Shares (assuming maximum performance of any performance-based awards). All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to the Parent Equity Plans, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) As of the date of this Agreement, except pursuant to this Agreement, the Parent Equity Plans or grant documents issued thereunder, (i) there are no equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted stock units, stock appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent to issue, transfer or sell any equity interest of Parent or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any other equity interest in Parent or any such securities or agreements listed in clause (ii) of this sentence. From August 10, 2023, through the date of this Agreement, except as set forth in Section 5.2(a) or on Section 5.2(b) of the Parent Disclosure Schedule, there have been no other equity securities, options, profits interest units, phantom units, restricted stock units, stock appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments, or contractual obligations of the types described in the foregoing sentence issued or entered into by or on behalf of Parent, other than pursuant to the Parent Equity Plans.

(c) Parent does not have any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with Parent Stockholders or any other equity interest on any matter.

(d) Other than as set forth in Section 5.2(d) of the Parent Disclosure Schedule, there are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting or registration of capital stock or other equity interest of Parent.

(e) When issued pursuant to the terms of this Agreement, all Parent Shares constituting a part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(f) All of the issued and outstanding equity interests of Merger Sub and HoldCo are duly authorized and validly issued and are owned, indirectly by Parent, in the case of HoldCo, and directly by HoldCo, in the case of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for the obligations and liabilities incurred in connection with its formation, and the transactions referenced in or contemplated by this Agreement, Merger Sub has not, and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Parent Parties has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining Parent Stockholder Approval. The execution, delivery and performance by each Parent Party of this Agreement and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized and approved by the Parent Conflicts Committee and the Parent Board for and on behalf of Parent, the HoldCo GP for and on behalf of HoldCo, and the Merger Sub Board for and on behalf of Merger Sub, and, assuming the Parent Stockholder Approval is obtained, no other entity action on the part of any Parent Party is necessary to authorize the execution, delivery and performance by the Parent Parties of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each Parent Party and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The Parent Board has taken all necessary action so that any Takeover Laws applicable to any Parent Party (including, for the avoidance of doubt, Section 203 of the Delaware General Corporation Law (the “DGCL”)) do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance.

(b) Neither the execution and delivery of this Agreement by the Parent Parties, nor the consummation by the Parent Parties of the transactions contemplated by this Agreement, nor compliance by the Parent Parties with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Parent Organizational Documents or the Organizational Documents of any other Parent Party, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 are obtained, and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to any Parent Party or any of their respective properties or assets or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any Parent Party under, any of the terms, conditions or provisions of any Contract or Permit to which any Parent Party is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of any Parent Party, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, payments, accelerations, Liens or rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The affirmative vote of a majority of votes cast by Parent Stockholders entitled to vote thereon at the Parent Special Meeting at which a quorum is present or any adjournment or postponement thereof (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance, and no other vote of holders of any securities of Parent or its Subsidiaries is necessary to approve the transactions contemplated by this Agreement.

(d) The Parent Conflicts Committee, by unanimous vote, has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, are in the best interests of Parent and the Parent Stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, (iii) recommended to the Parent Board the approval by the Parent Board of this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, and (iv) resolved, and recommended that the Parent Board resolve, to (x) direct that the Parent Stock Issuance be submitted to a vote of the Parent Stockholders for approval at a special meeting of the Parent Stockholders, and (y) recommend approval of the Parent Stock Issuance by the Parent Stockholders at the Parent Special Meeting.

(e) Following receipt of the recommendation of the Parent Conflicts Committee, at a meeting duly called and held, the Parent Board (acting in part based upon the recommendation of the Parent Conflicts Committee), by unanimous vote, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, are in the best interests of Parent and the Parent Stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement, (iii) directed that the Parent Stock Issuance be submitted to a vote of the Parent Stockholders for approval at the Parent Special Meeting and (iv) resolved to recommend approval of the Parent Stock Issuance by the Parent Stockholders at the Parent Special Meeting.

Section 5.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing with the SEC of the Registration Statement and the Joint Proxy Statement constituting a part thereof, and the Schedule 13E-3, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing of a premerger notification report under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Parent Parties and the consummation by the Parent Parties of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.5 Parent SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) Parent (or, in the case of the period from December 31, 2021 to March 13, 2022, HFC) has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, and including for the avoidance of doubt such filings and documents by HFC from December 31, 2021 to March 13, 2022, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of Parent (or HFC, as applicable) included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent has established and maintains internal control over financial reporting and disclosure controls and procedures designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to the Parent’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and have identified for the Parent’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.

(e) Since December 31, 2021, the principal executive officer and principal financial officer of Parent (or HFC, as applicable) have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent (or HFC, as applicable) or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Parent SEC Document filed with the SEC prior to the date of this Agreement, Parent has no Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 5.6 Available Funds. As of the date of this Agreement, Parent has, and at the Effective Time, Parent will have, available to it sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Cash Consideration.

Section 5.7 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date to the date of this Agreement, except for this Agreement and the transactions contemplated by this Agreement, each Parent Party has carried on and operated its business in the ordinary course of business in all material respects.

Section 5.8 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to any Parent Party or Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against any Parent Party, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 5.8 shall not apply to any Proceedings against any Parent Party or any of their respective directors, managing members or officers, as applicable, to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.9 Compliance With Laws.

(a) Each of the Parent Parties is, and since the later of June 30, 2022 and its date of incorporation, formation or organization has been, in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Without limiting the generality of Section 5.9(a), within the last five years, neither Parent, its Subsidiaries, nor any of their respective officers, directors, employees, or, to the knowledge (as defined in the FCPA) of Parent, any consultant, agent, or other third party representing any of the foregoing (in their respective capacities as such), (i) has violated the FCPA or any other Applicable Anti-Corruption Laws; (ii) has, to the Knowledge of Parent, received written notice by any Governmental Authority of any facts which, if true, would constitute a violation of an Applicable Anti-Corruption Law; and (iii) to the Knowledge of Parent, is being (or has been) investigated by any Governmental Authority relating to an alleged, potential, or actual violation of the Applicable Anti-Corruption Laws, except, in each case of the foregoing clauses (i) through (iii), as would not be material to Parent and its Subsidiaries, taken as a whole.

Section 5.10 Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the General Partner set forth in Section 4.10, none of the information supplied (or to be supplied) in writing by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Joint Proxy Statement will, on the date it is first mailed to the Limited Partners and the Parent Stockholders, and at the time of the Partnership Special Meeting and the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (c) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the Joint Proxy Statement, the Registration Statement and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, none of the Parent Parties makes any representation or warranty with respect to information supplied by or on behalf of the Partnership or the General Partner for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.11 Brokers and Other Advisors. Except for Barclays Capital Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any Parent Party or any of its Subsidiaries.

Section 5.12 Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.13 Ownership of Partnership Interests. Parent and its Subsidiaries, taken together, are the beneficial owners of 59,630,030 Common Units, the General Partner Interest and the Special General Partner Interest.

Section 5.14 No Other Representations or Warranties. The Parent Parties acknowledge and agree that, except for the representations and warranties set forth in Article IV, neither the General Partner nor the Partnership, nor any other Person, makes or has made, and the Parent Parties disclaim reliance upon, any express or implied representation or warranty with respect to the General Partner or the Partnership or with respect to any other information provided to the Parent Parties or their Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including as to the accuracy or completeness thereof). Each of the Parent Parties acknowledges and agrees that, without limiting the generality of the foregoing, neither the General Partner nor the Partnership nor any other Person will have or be subject to any liability or other obligation to the Parent Parties or any other Person resulting from the distribution to the Parent Parties or their Representatives, or the Parent Parties’ (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Parent Parties in expectation of or in connection with the Merger, unless any such information is the subject of an express representation or warranty set forth in Article IV.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Registration Statement, the Joint Proxy Statement and the Schedule 13E-3.

(a) As promptly as practicable following the date of this Agreement, (i) the Partnership and Parent shall jointly prepare and the Partnership and Parent shall file with the SEC the Joint Proxy Statement, (ii) the Partnership and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus and (iii) the Partnership and Parent shall jointly prepare and Parent, HoldCo, Merger Sub, the General Partner, HLH and the Partnership shall jointly file with the SEC the Schedule 13E-3. The Partnership and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement and the Schedule 13E-3. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Limited Partners and the Parent Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of the parties shall cooperate and consult with each other in connection with the preparation and filing of the Registration Statement, the Joint Proxy Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth therein, as applicable, under applicable Law. No filing of, or amendment or supplement to, the Registration Statement, the Joint Proxy Statement or the Schedule 13E-3 will be made by a party without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Registration Statement, the Joint Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Laws, disseminated to the Limited Partners and the Parent Stockholders. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement, the Registration Statement or the Schedule 13E-3, or for additional information, and each party shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Registration Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Joint Proxy Statement or the Registration Statement.

(b) The Partnership shall, with the Parent Parties’ cooperation, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold the Partnership Special Meeting for the purpose of obtaining the Partnership Unitholder Approval. The Partnership shall, through the GP Board and the Partnership Conflicts Committee (unless the GP Board and/or the Partnership Conflicts Committee has made a Partnership Adverse Recommendation Change), recommend to the Limited Partners approval of this Agreement and the Merger (collectively, the “Partnership Board Recommendation”) and use the Partnership’s reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval. Unless there has been a Partnership Adverse Recommendation Change, the Joint Proxy Statement shall include the Partnership Board Recommendation. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) for the absence of a quorum, (iii) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Partnership Conflicts Committee or the GP Board has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to the Limited Partners within the minimum amount of time reasonably practicable prior to the Partnership Special Meeting and (iv) if the Partnership has delivered any notice contemplated by Section 6.1(g) and the time periods contemplated by Section 6.1(g) have not expired; provided, however, that in each case, without the written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), the Partnership shall not be permitted to postpone or adjourn the Partnership Special Meeting for more than 10 Business Days later than the most recently postponed or adjourned meeting or to a date after the date that is two Business Days prior to the Outside Date. The Partnership shall adjourn the Partnership Special Meeting at the request of Parent (but in no event for more than 30 days from the date the Partnership Special Meeting was originally scheduled to convene) (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval or (ii) for the absence of a quorum. Without the written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), no matter shall be submitted for action at the Partnership Special Meeting except the approval of this Agreement, the Merger and matters reasonably related to this Agreement.

(c) Parent shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold the Parent Special Meeting for the purpose of obtaining the Parent Stockholder Approval. Parent shall, through the Parent Board and the Parent Conflicts Committee (unless the Parent Board and/or the Parent Conflicts Committee has made a Parent Adverse Recommendation Change), recommend that the Parent Stockholders approve the Parent Stock Issuance (collectively, the “Parent Board Recommendation”) and use Parent’s reasonable best efforts to obtain from the Parent Stockholders the Parent Stockholder Approval. Unless there has been a Parent Adverse Recommendation Change, the Joint Proxy Statement shall include the Parent Board Recommendation. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of a quorum, (iii) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Parent Conflicts Committee or the Parent Board has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to the Parent Stockholders within the minimum amount of time reasonably practicable prior to the Parent Special Meeting and (iv) if Parent has delivered any notice contemplated by Section 6.1(i) and the time periods contemplated by Section 6.1(i) have not expired; provided, however, that in each case, without the written consent of the Partnership (which shall not be unreasonably withheld, delayed or conditioned), Parent shall not be permitted to postpone or adjourn the Parent Special Meeting for more than 10 Business Days later than the most recently postponed or adjourned meeting or to a date after the date that is two Business Days prior to the Outside Date. Parent shall adjourn the Parent Special Meeting at the request of the Partnership (but in no event for more than 30 days from the date the Parent Special Meeting was originally scheduled to convene) (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval or (ii) for the absence of a quorum. Without the written consent of the Partnership (which shall not be unreasonably withheld, delayed or conditioned), no matter shall be submitted for action at the Parent Special Meeting except the approval of the Parent Stock Issuance and matters reasonably related thereto.

(d) The parties shall use their reasonable best efforts to hold the Partnership Special Meeting and the Parent Special Meeting on the same day.

(e) Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership shall submit this Agreement and the Merger to the Limited Partners for approval at the Partnership Special Meeting even if the GP Board and/or the Partnership Conflicts Committee shall have effected a Partnership Adverse Recommendation Change. Unless this Agreement is validly terminated in accordance with Article VIII, Parent shall submit the Parent Stock Issuance for approval at the Parent Special Meeting even if the Parent Board or the Parent Conflicts Committee has made a Parent Adverse Recommendation Change.

(f) Except as expressly permitted by this Section 6.1, the General Partner and the Partnership shall not, and shall cause their respective Subsidiaries and their respective Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or (ii) fail to include the Partnership Board Recommendation in the Joint Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”).

(g) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.1(g), either or both of the GP Board (upon the recommendation of the Partnership Conflicts Committee) or the Partnership Conflicts Committee may make a Partnership Adverse Recommendation Change if the GP Board (upon the recommendation of the Partnership Conflicts Committee) and/or the Partnership Conflicts Committee, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect such Partnership Adverse Recommendation Change would be inconsistent with the duties of the GP Board or the Partnership Conflicts Committee, as applicable, under applicable Law, as modified by the Partnership Agreement; provided, however, that any Partnership Adverse Recommendation Change shall have no effect on the validity of the Special Approval granted by the Partnership Conflicts Committee, which shall remain in full force and effect for all purposes under the Partnership Agreement; and further provided, however, that the GP Board or the Partnership Conflicts Committee may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

(i) the GP Board or the Partnership Conflicts Committee, as applicable, has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least four Business Days in advance of its intention to make a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than four Business Days prior to the expected date of the Partnership Unitholder Approval, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii) during the Partnership Notice Period, the GP Board or the Partnership Conflicts Committee, as applicable, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the Parent Conflicts Committee in good faith (to the extent the Parent Conflicts Committee desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with the duties of the GP Board or the Partnership Conflicts Committee, as applicable, under applicable Law, as modified by the Partnership Agreement; provided, however, that the GP Board and the Partnership Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by the Parent Conflicts Committee in determining whether to make a Partnership Adverse Recommendation Change.

(h) Except as expressly permitted by this Section 6.1, the Parent shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the General Partner and the Partnership, the Parent Board Recommendation or (ii) fail to include the Parent Board Recommendation in the Joint Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Parent Adverse Recommendation Change”).

(i) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance in all material respects with this Section 6.1(i), either or both of the Parent Board (upon the recommendation of the Parent Conflicts Committee) or the Parent Conflicts Committee may make a Parent Adverse Recommendation Change in response to a Parent Designated Proposal or the occurrence of a Parent Intervening Event if the Parent Board (upon the recommendation of the Parent Conflicts Committee) and/or the Parent Conflicts Committee, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect such Parent Adverse Recommendation Change would be inconsistent with the duties of the Parent Board or the Parent Conflicts Committee, as applicable, under applicable Law; provided, however, no such Parent Adverse Recommendation Change shall be made in response to a Parent Acquisition Proposal that does not constitute a Parent Designated Proposal; provided further, however, that the Parent Board or the Parent Conflicts Committee may not effect a Parent Adverse Recommendation Change pursuant to the foregoing unless:

(i) the Parent Board or the Parent Conflicts Committee, as applicable, has provided prior written notice to the General Partner and the Partnership Conflicts Committee specifying in reasonable detail the reasons for such action (including, in the case of a Parent Designated Proposal, a description of the material terms of such Parent Designated Proposal or, in the case of a Parent Intervening Event, a reasonably detailed description of such Parent Intervening Event) at least four Business Days in advance of its intention to make a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than four Business Days prior to the expected date of the Parent Stockholder Approval, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Parent Notice Period”); and

(ii) during the Parent Notice Period, the Parent Board or the Parent Conflicts Committee, as applicable, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the Partnership Conflicts Committee in good faith (to the extent the Partnership Conflicts Committee desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change in response to a Parent Designated Proposal or the occurrence of a Parent Intervening Event would not be inconsistent with the duties of the Parent Board or the Parent Conflicts Committee, as applicable, under applicable Law; provided, however, that the Parent Board and the Parent Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by the Partnership Conflicts Committee in determining whether to make a Parent Adverse Recommendation Change; provided further that any material amendment to the terms of a Parent Designated Proposal, if applicable, shall require a new notice pursuant to the immediately preceding subsection (i) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for one Business Day from the time the General Partner receives such notice (as opposed to four Business Days).

(j) It is understood and agreed that no actions or omissions taken at the direction of, or caused directly by, Parent, any of its Subsidiaries or any of their respective Representatives shall be imputed on the Partnership, the General Partner or their Subsidiaries, nor shall the Partnership, the General Partner or their Subsidiaries be deemed to have breached or violated any provision of this Section 6.1 by reason of any such action or omission.

Section 6.2 Conduct of Business.

(a) Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as required by any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership and the General Partner shall, and shall cause each of their respective Subsidiaries to: (A) conduct its business in the ordinary course of business consistent with past practice, provided, that this Section 6.2(a)(iv)(A) shall not prohibit the Partnership and the other Group Members from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business consistent with past practice; (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any; (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Group Members, other than changes to such policies made in the ordinary course of business and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts; provided, that no action or inaction by the Partnership, the General Partner, or their respective Subsidiaries with respect to the matters specifically addressed by any portion of the remaining provisions of this Section 6.2(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provisions of this Section 6.2(a). During the period from the date of this Agreement until the Effective Time, if permitted by applicable Law and the Partnership Agreement, the General Partner shall cause the Partnership to declare and pay regular quarterly cash distributions to the holders of the Common Units, consistent with past practice; provided, that, in no event shall the regular quarterly cash distributions declared or paid by the Partnership to the holders of the Common Units be less than $0.35 per Common Unit. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as required by any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement), or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership and the General Partner shall not, and shall not permit any of their respective Subsidiaries to:

(i) amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(ii) with respect to the Partnership only, declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the Common Units, other than regular quarterly distributions that are declared and paid consistent with past practice and do not exceed $0.35 per Common Unit per quarter;

(iii) other than in the ordinary course of business consistent with past practice, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests, other than (A) issuances of Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of this Agreement or otherwise granted in compliance with this Agreement and (B) Partnership Permitted Liens;

(iv) make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person, other than (x) acquisitions or dispositions in the ordinary course of business or (y) acquisitions or dispositions outside of the ordinary course of business not to exceed $10,000,000 in the aggregate;

(v) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s equity interests;

(vi) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(vii) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(viii) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP;

(ix) except as required by the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (w) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material Partnership Benefit Plan (or any plan or arrangement that would be a material Partnership Benefit Plan if in effect as of the date of this Agreement), (x) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the General Partner, the Partnership or any of their respective Subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (y) accelerate any material rights or benefits under any Partnership Benefit Plan or (z) grant or amend any Partnership LTIP Awards or other equity awards, except in each case in the ordinary course of business; or

(x) agree, in writing or otherwise, to take any of the foregoing actions.

(b) Except (i) as permitted by this Agreement, (ii) as required by applicable Laws, (iii) as provided in any Parent Material Contract in effect as of the date of this Agreement, or (iv) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each other Parent Party and their respective Subsidiaries to: (A) conduct its business in the ordinary course of business consistent with past practice; provided, that this Section 6.2(b)(iv)(A) shall not prohibit Parent and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to changes or developments that would reasonably be expected to cause a reasonably prudent company similar to Parent to take commercially reasonable actions outside of the ordinary course of business consistent with past practice; (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees; (C) use commercially reasonable efforts to keep in full force and effect all material Permits of Parent and all material insurance policies maintained by such Parent Party, other than changes to such policies made in the ordinary course of business and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts; provided, that no action or inaction by any Parent Party or their respective Subsidiaries with respect to the matters specifically addressed by any portion of the remaining provisions of this Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provisions of this Section 6.2(b). Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as required by applicable Laws, (iii) as provided in any Parent Material Contract in effect as of the date of this Agreement, or (iv) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of the other Parent Parties or their respective Subsidiaries to:

(i) amend any Parent Party’s Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (A) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (B) adversely affect (1) the economic benefits to be obtained by Partnership Unaffiliated Unitholders or (2) the terms of the Parent Common Stock in any material respect;

(ii) cause Parent to merge, consolidate or enter into any other business combination transaction or agreement with any Person in which such other Person is the surviving entity;

(iii) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring of Parent or a plan or agreement of reorganization of Parent under any bankruptcy or similar Law or take any action to cause the liquidation, winding up or dissolution of Merger Sub;

(iv) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, if such waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect;

(v) declare, authorize, set aside or pay any distribution payable in cash, stock or property in respect of any of Parent’s capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time, subject to Section 6.10; provided, however, that nothing contained herein shall prohibit Parent Board from increasing or decreasing the quarterly cash dividend on Parent Common Stock in the ordinary course of business consistent with past practice; or

(vi) agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of, and other than as expressly contemplated by, this Agreement, each of the Parent Parties, on the one hand, and the Partnership and the General Partner, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent and the General Partner, until the Effective Time or the termination of this Agreement, retaining ownership and voting control, directly or indirectly, over all Common Units, the General Partner Interest and the Special General Partner Interest in the Partnership beneficially owned by Parent, any of its Subsidiaries or the General Partner, as applicable, as of the date of this Agreement or acquired thereafter, and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any Proceedings brought by any Governmental Authority challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement.

(b) Parent and the Partnership shall (i) make or cause to be made appropriate filings of “Notification and Report Forms” pursuant to the HSR Act, with respect to the transactions contemplated by this Agreement as promptly as practicable, but in no event later than 20 Business Days after the date of this Agreement, and Parent and the Partnership shall each bear their own costs and expenses incurred in connection with such filings, provided, that Parent shall bear fifty percent (50%) of, and the Partnership shall bear fifty percent (50%) of, all filing fees required to be paid in connection with any such filings, (ii) use reasonable best efforts to make an appropriate response at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”), and (iii) use reasonable best efforts to (x) cause the waiting periods required under the HSR Act and any other Laws to terminate or expire at the earliest possible date, and (y) to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated by this Agreement constitute a violation of any applicable Antitrust Laws, so as to enable the Closing to occur as soon as reasonably possible. In connection with this Section 6.3(b), the parties shall, to the extent permitted by applicable Law, (1) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (2) promptly inform the other party of any communication received by such party from, or given by such party to, the DOJ or the FTC and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated by this Agreement, (3) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, the FTC or, in connection with any proceeding by a private party, any other person, in connection with the transactions contemplated by this Agreement and (4) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or other person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary in this Section 6.3 or otherwise, Parent shall not be required to, and shall not be required to cause its Affiliates to (and the Partnership shall not, and shall not agree to, without Parent’s prior written consent to) sell, divest, hold separate, license, relinquish, otherwise dispose of, or agree to any limitation on its freedom of action, ownership, or control with respect to any assets, businesses, properties, or interests in or of any Person, or agree or consent to any of the foregoing.

Section 6.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which may be provided by an officer of such party or, in the case of the Partnership, an officer of the General Partner) (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules and regulations of the NYSE, (b) in connection with any Partnership Adverse Recommendation Change, any Parent Adverse Recommendation Change or any other action taken by the GP Board (upon the recommendation of the Partnership Conflicts Committee), the Partnership Conflicts Committee, the Parent Board (upon the recommendation of the Parent Conflicts Committee) or the Parent Conflicts Committee pursuant to, and in accordance with, Section 6.1, and (c) any disclosure of information concerning this Agreement in connection with any dispute between the parties hereto regarding this Agreement; provided, however, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.4.

Section 6.5 Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, reasonable access during normal business hours to (and, with respect to books and records, the right to copy) all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for integration and operational planning related to the transactions contemplated by this Agreement; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Laws, from the date of this Agreement until the Effective Time, Parent and the Partnership shall furnish promptly to one another (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents that such party is not permitted to disclose under applicable Laws) (which such furnishing will be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the furnishing party) and (ii) all information concerning Parent’s or the Partnership’s business, properties and personnel as the other party may reasonably request, including all information relating to environmental matters, for the purpose of completing the other party’s due diligence. Notwithstanding the foregoing, no party shall have an obligation to provide access to any information (i) the disclosure of which the other party has concluded, in its reasonable judgment, may jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation to a third party binding on such party or any of its Affiliates or (ii) regarding the deliberations of the GP Board or the Partnership Conflicts Committee, or the Parent Board or the Parent Conflicts Committee, as applicable, with respect to the transactions contemplated hereby or any similar transaction or transactions with any other Person, the entry into this Agreement, or any materials provided to such Persons in connection therewith, including materials prepared by any financial or legal advisors, except as required by applicable Laws, including the Securities Act and the Exchange Act in respect of the Registration Statement, the Joint Proxy Statement and the Schedule 13E-3.

Section 6.6 Indemnification and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall, and shall cause the Surviving Entity to, (i) indemnify and hold harmless each Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.6(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent, the Surviving Entity and the General Partner and their respective successors and assigns.

(b) The Surviving Entity, or Parent on behalf of the Surviving Entity, shall maintain in effect for a period of six years following the Effective Time the Parent’s current directors’ and officers’ liability insurance policies to the extent covering acts or omissions by the Partnership’s directors and officers occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that Parent or the Surviving Entity, or Parent on behalf of the Surviving Entity, may satisfy this requirement by renewing or extending such policies and may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are not materially less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or Parent, as applicable, be required to expend pursuant to this Section 6.6(b) more than an amount per year equal to 300% of current annual premiums allocated to the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, Parent or the Surviving Entity would be required to expend more than the Maximum Amount, Parent or the Surviving Entity, or Parent on behalf of the Surviving Entity, shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If Parent, in its sole discretion elects, then, in lieu of the obligations of Parent or the Surviving Entity under this Section 6.6(b), Parent or the Partnership may (but shall be under no obligation to), prior to the Effective Time, purchase a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed the Maximum Amount.

(c) The rights of any Indemnified Person under this Section 6.6 shall be in addition to any other rights such Indemnified Person may have under the Parent Organizational Documents, the Organizational Documents of each of the Partnership, the General Partner, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or DRULPA. The provisions of this Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity and/or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity and/or the General Partner shall assume the obligations of Parent, the Surviving Entity and the General Partner set forth in this Section 6.6.

Section 6.7 Fees and Expenses. Except as otherwise provided in Section 6.3, Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Partnership shall each bear and pay one half of the expenses, other than the expenses of financial advisors or outside legal advisors, incurred in connection with the filing, printing and mailing of the Registration Statement, the Joint Proxy Statement and the Schedule 13E-3 and (b) Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.

Section 6.8 Section 16 Matters. Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units and Partnership LTIP Awards) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock and Parent RSUs) resulting from the transactions contemplated by this Agreement by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Stock Exchange Listing, Delisting and Deregistration.

(a) Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time. Prior to the Closing, Parent shall submit a supplemental listing application with the NYSE (the “NYSE Listing Application”) with respect to such Parent Shares in accordance with the requirements of the NYSE. Parent shall use its reasonable best efforts to have the NYSE Listing Application approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of NYSE). The Partnership shall furnish all information as may be reasonably requested by Parent in connection with any such action and the preparation and submission of the NYSE Listing Application. No submission of, or amendment or supplement to, the NYSE Listing Application will be made by Parent without providing the Partnership with a reasonable opportunity to review and comment thereon. In addition, Parent agrees to provide the Partnership and its legal counsel with copies of any written comments, and shall inform the Partnership of any oral comments, that Parent or its counsel may receive from time to time from the NYSE or its staff with respect to the NYSE Listing Application promptly after receipt of such comments, and any written or oral responses thereto. The Partnership and its legal counsel shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the additions, deletions or changes suggested thereto by the Partnership and its counsel.

(b) The Partnership will cooperate and use its reasonable best efforts to cause the delisting of Common Units from the NYSE and the deregistration of such securities under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

Section 6.10 Dividends and Distributions. Subject to Section 6.2(a), after the date of this Agreement and until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the timing of any declaration of any dividends or distributions in respect of Parent Common Stock and Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units shall not receive, for any quarter, distributions both in respect of Common Units and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Common Units or (ii) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger.

Section 6.11 Partnership Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not, and it shall not permit any of its Subsidiaries to, take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of a majority of the then existing members of the Partnership Conflicts Committee, eliminate the Partnership Conflicts Committee, revoke or diminish the authority of the Partnership Conflicts Committee, increase the size of the Partnership Conflicts Committee, or remove or cause the removal of any director of the General Partner who is a member of the Partnership Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the removal of any director for Cause or the filling, in accordance with the provisions of the General Partner Company Agreement, of any vacancies in the Partnership Conflicts Committee, including any vacancies caused by the resignation, death or incapacity of any such director or any such removal of a director for Cause.

Section 6.12 Performance by the General Partner. The General Partner shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the written direction of Parent. In no event shall the General Partner or the Partnership have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement, or shall any condition to the obligations of the Parent Parties to effect the Merger be deemed not satisfied, by reason of any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the written direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Section 6.13 Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the holders of the Public Common Units as selling 100% of the Public Common Units to HoldCo in exchange for the Merger Consideration in a fully taxable sale. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.14 Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law (including, for the avoidance of doubt, Section 203 of the DGCL) to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated by this Agreement or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement or related thereto, Parent, the Parent Board, the Parent Conflicts Committee, the General Partner, the GP Board and the Partnership Conflicts Committee shall use reasonable best efforts to take such actions so that the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance.

Section 6.15 Securityholder Litigation. The Partnership and the General Partner shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the General Partner and/or their directors (as applicable) relating to the transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.16 Voting and Consent. Parent covenants and agrees that, until the Effective Time or the earlier of a termination of this Agreement, (i) at the Partnership Special Meeting or any other meeting of Limited Partners or any vote or consent of Partnership Interests in connection with a vote or consent of the Limited Partners, however called or obtained, Parent will vote, or cause to be voted, or deliver or cause to be delivered a consent with respect to, all Partnership Interests then owned beneficially or of record by Parent or any of its Subsidiaries, as of the record date for such meeting or consent, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof and (ii) Parent will not, and will cause each of its Subsidiaries not to, directly or indirectly, transfer, assign or otherwise dispose of any Partnership Interests owned by Parent or its Subsidiaries, other than a transfer, assignment or disposition by and between Parent and its Subsidiaries. Parent consents to, and has caused or shall cause, to the extent necessary and to the extent permitted by the Organizational Documents thereof, each of its Subsidiaries to consent to, this Agreement and the transactions contemplated by this Agreement.

Section 6.17 Employee Matters. Prior to the Effective Time, the General Partner will cause the Partnership to terminate certain Partnership Benefit Plans that provide for the payment of severance benefits or change in control benefits and which are identified by name in Section 6.17 of the Partnership Disclosure Schedules (the “Terminated Partnership Plans”). Each Partnership Service Provider that continues providing service to the Parent or its Affiliates following the Effective Time and is deemed to have an employee category of M5 or above at the

Parent or its Affiliates (the “Continuing Management Employees”) shall be eligible to participate in a corresponding severance or change in control Parent Benefit Plan, as applicable, immediately following the Effective Time. Following the Effective Time, Parent shall take all commercially reasonable efforts to credit each Partnership Service Provider that continues providing service to the Parent or its Affiliates following the Effective Time (the “Continuing Employees”) for purposes of vesting, eligibility, severance or other benefit accruals under the applicable Parent Benefit Plan in which the Continuing Employee participates for all service provided to the Partnership Group to the same extent that the service was taken into account under the corresponding Terminated Partnership Plan immediately prior to the Effective Time, to the extent that such credit does not result in duplicate benefits.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Partnership Unitholder Approval. The affirmative vote or consent of a Unit Majority, voting together as a single class at the Partnership Special Meeting or any adjournment or postponement thereof, in favor of the approval of this Agreement and the Merger (the “Partnership Unitholder Approval”) shall have been obtained in accordance with applicable Laws and the Partnership Agreement.

(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with the rules of the NYSE.

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(d) Regulatory Approval. Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) Stock Exchange Listing. The Parent Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance, if required, or any notice for the use of treasury shares required in place of an approved listing application shall have been provided to the NYSE.

Section 7.2 Conditions to Obligations of the Parent Parties to Effect the Merger. The obligations of the Parent Parties to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.1(a), Section 4.3(a) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.2(a), Section 4.2(b) and Section 4.2(c) shall be true and correct in all respects except for any de minimis inaccuracies, both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5 and Section 4.10) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

(b) Performance of Obligations of the Partnership and the General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent Parties contained in Section 5.1(a), Section 5.3(a), Section 5.3(c) and Section 5.7(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Parent Parties contained in Section 5.2(a), Section 5.2(b), Section 5.2(c) and Section 5.2(e) shall be true and correct in all respects except for any de minimis inaccuracies, both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of the Parent Parties set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 5.5 and Section 5.10) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of the Parent Parties. Each of the Parent Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions.

(a) Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b) None of the Parent Parties may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was due to the failure of any such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and the Partnership duly authorized by the Parent Board and the Partnership Conflicts Committee, respectively;

(b) by either of Parent or the Partnership:

(i) if the Closing shall not have been consummated on or before February 15, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Parent or the Partnership if the failure of the Closing to occur by the Outside Date was due to the failure of, in the case of Parent, a Parent Party, or, in the case of the Partnership, the Partnership or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Parent or the Partnership if, in the case of Parent, the Partnership or the General Partner, or, in the case of the Partnership, a Parent Party, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9; or

(ii) if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent or the Partnership if such Restraint was due to the failure of, in the case of Parent, a Parent Party, or, in the case of the Partnership, the Partnership or the General Partner, to perform any of its obligations under this Agreement in any material respect;

(iii) if the Partnership Special Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained; or

(iv) if the Parent Special Meeting shall have concluded and the Parent Stockholder Approval shall not have been obtained.

(c) by Parent if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a)(i), Section 7.2(a)(ii) or Section 7.2(b) and (ii) is incapable of being cured, or is not cured, by the Partnership or the General Partner within 30 days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if a Parent Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d) by the Partnership (which termination may be effected for the Partnership by the Partnership Conflicts Committee without the consent, authorization or approval of the GP Board) if any Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of any of the Parent Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a)(i), Section 7.3(a)(ii) or Section 7.3(b) and (ii) is incapable of being cured, or is not cured, by the applicable Parent Party within 30 days following receipt of written notice from the Partnership of such breach or failure; provided, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(e) by Parent, if a Partnership Adverse Recommendation Change shall have occurred; or

(f) by the Partnership, if a Parent Adverse Recommendation Change shall have occurred.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 4.18, Section 5.14, Section 6.7, this Section 8.2, Section 8.3, Article I, and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any Parent Party, HLH, the Partnership or the General Partner or their respective Representatives, directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Partnership Termination Fee, the Parent Termination Fee, the Parent Expense Reimbursement or the Partnership Expense Reimbursement, as applicable, if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the General Partner, HLH or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence or any further liability or obligation relating to or arising out of (i) this Agreement or the transactions contemplated thereby, (ii) the failure of the Merger or the other transactions hereby to be consummated or (iii) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise, in each case, whether in contract or in tort or any other theory of liability whatsoever, for any action taken or omitted to be taken by the General Partner, HLH, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the express written direction of Parent or any of its Subsidiaries. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.

Section 8.3 Termination Fees; Expenses.

(a) In the event of termination of this Agreement by Parent pursuant to Section 8.1(e) (Partnership Adverse Recommendation Change), then the Partnership shall promptly, but in no event later than five Business Days after the date of such termination, pay Parent’s designee an amount in cash equal to $10,000,000 (the “Partnership Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by Parent in writing.

(b) In the event of termination of this Agreement by the Partnership pursuant to Section 8.1(f) (Parent Adverse Recommendation Change), then Parent shall promptly, but in no event later than five Business Days after the date of such termination, pay the Partnership’s designee an amount in cash equal to $20,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by the Partnership in writing; provided, that the Parent Termination Fee shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Parent Termination Fee as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the Partnership’s receipt of the Parent Termination Fee will either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code.

(c) In the event of termination of this Agreement by Parent pursuant to Section 8.1(c), then the Partnership shall promptly, but in no event later than five Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5,000,000 (the “Parent Expense Reimbursement”).

(d) In the event of termination of this Agreement (i) by Parent or the Partnership pursuant to Section 8.1(b)(iv) or (ii) by the Partnership pursuant to Section 8.1(d), then Parent shall promptly, but in no event later than five Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5,000,000 (the “Partnership Expense Reimbursement”); provided, that the Partnership Expense Reimbursement shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Partnership Expense Reimbursement as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the Partnership’s receipt of the Partnership Expense Reimbursement will either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code.

(e) Each of the parties hereto acknowledges that the Partnership Termination Fee, Parent Termination Fee, Parent Expense Reimbursement and Partnership Expense Reimbursement are not intended to be a penalty, but rather are in a reasonable amount that will compensate the other party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Partnership Termination Fee, Parent Termination Fee, Parent Expense Reimbursement and Partnership Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.6, Section 6.7 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the Parent Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the Partnership Conflicts Committee; provided, further, that there shall be no amendment or change to the provisions of this Agreement that under applicable Laws, the Partnership Agreement or stock exchange rule would require further approval by Limited Partners or Parent Stockholders, unless such amendment is submitted to a vote of the Limited Partners and the Parent Stockholders.

Section 9.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the General Partner or the GP Board may not take or authorize any such action unless it has been approved in advance by the Partnership Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, or any Parent Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.4 GP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.9)), such approval, consent, waiver, decision or determination must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the Partnership Conflicts Committee.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement, exhibits and schedules hereto and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, (i) the right of a holder of Public Common Units to receive the Merger Consideration (a claim by any holder of Public Common Units with respect to which may not be made unless and until the Closing shall have occurred), (ii) the right of a holder of a Partnership LTIP Award as set forth in Section 3.6 (a claim by any holder of a Partnership LTIP Award with respect to which may not be made unless and until the Closing shall have occurred) and (iii) the provisions of Section 6.6 and Section 9.12.

Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.10 or any other manner permitted by applicable Law, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any other state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to any of the Parent Parties, to:

HF Sinclair Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention:    Chief Executive Officer

Email:

with a copy (which shall not constitute notice) to:

HF Sinclair Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention:    General Counsel

Email:

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attention:    Katherine T. Frank

Alan J. Bogdanow

E. Ramey Layne

Email:

If to the Partnership or the General Partner, to:

Holly Logistics Services, L.L.C.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention:    President

Email:

with a copy (which shall not constitute notice) to:

Holly Logistic Services, L.L.C.

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attention:    General Counsel

Email:

with a copy (which shall not constitute notice) to each of:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention:    Hillary H. Holmes

Tull Florey

E-mail:

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

Section 9.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

HF SINCLAIR CORPORATION

By:	/s/ Timothy Go
Name: Timothy Go
Title: Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

HOLDCO:

NAVAJO PIPELINE CO., L.P.

By:	/s/ Timothy Go
Name: Timothy Go
Title: Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

MERGER SUB:

HOLLY APPLE HOLDINGS LLC

By:	/s/ Timothy Go
Name: Timothy Go
Title: Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

PARTNERSHIP:

HOLLY ENERGY PARTNERS, L.P.

By:	HEP LOGISTICS HOLDINGS, L.P., its General Partner

By:	HOLLY LOGISTIC SERVICES, L.L.C., its General Partner

By:	/s/ Michael C. Jennings
Name: Michael C. Jennings
Title: Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

HLH:

HEP LOGISTICS HOLDINGS, L.P.

By:	HOLLY LOGISTIC SERVICES, L.L.C., its General Partner

By:	/s/ Michael C. Jennings
Name: Michael C. Jennings
Title: Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

GENERAL PARTNER:

HOLLY LOGISTIC SERVICES, L.L.C.

By:	/s/ Michael C. Jennings
Name: Michael C. Jennings
Title: Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger